Free Writing Prospectus to Preliminary Terms No. 9,098

Registration Statement Nos. 333-250103; 333-250103-01

Dated May 11, 2023; Filed pursuant to Rule 433

Morgan Stanley

3-Year MSFT Contingent Income Auto-Callable Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying stock:	Microsoft Corporation common stock (“MSFT”)
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	May 19, 2023
Original issue date:	May 24, 2023 (3 business days after the pricing date)
Maturity date:	May 22, 2026
Early redemption:

If, on any of the first eleven determination dates, beginning on August 21, 2023, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date. No further payments will be made on the securities once they have been redeemed.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date.
Determination closing price:	The closing price of the underlying stock on any determination date other than the final determination date multiplied by the adjustment factor on such determination date.
Contingent quarterly coupon:

●If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold price, we will pay a contingent quarterly coupon at an annual rate of 11.25% (corresponding to approximately $28.125 per quarter per security) on the related contingent payment date.

●If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold price, no contingent quarterly coupon will be paid with respect to that determination date.

Determination dates:

Quarterly, beginning on August 21, 2023, as set forth below, subject to postponement for non-trading days and certain market disruption events. We also refer to May 19, 2026 as the final determination date.

Contingent payment dates:

With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly coupon, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity[1]:	●If the final share price is greater than or equal to the downside threshold price:	(i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the final determination date
	●If the final share price is less than the downside threshold price:	(i) the stated principal amount multiplied by (ii) the share performance factor
Share performance factor:	Final share price divided by the initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
Downside threshold price:	70% of the initial share price

Initial share price:	The closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the final determination date multiplied by the adjustment factor on such date
CUSIP / ISIN:	61774XQ71 / US61774XQ715
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988223012573/ms9098_fwp-06755.htm

Determination Dates	Contingent Payment Dates / Early Redemption Dates
August 21, 2023	August 24, 2023
November 20, 2023	November 24, 2023
February 20, 2024	February 23, 2024
May 20, 2024	May 23, 2024
August 19, 2024	August 22, 2024
November 19, 2024	November 22, 2024
February 19, 2025	February 24, 2025
May 19, 2025	May 22, 2025
August 19, 2025	August 22, 2025
November 19, 2025	November 24, 2025
February 19, 2026	February 24, 2026
May 19, 2026 (final determination date)	May 22, 2026 (maturity date)

Hypothetical Payout at Maturity[1] (if the securities have not previously been redeemed)
Change in Underlying Stock	Payment at Maturity (excluding any coupon payable at maturity)
+40%	$1,000
+30%	$1,000
+20%	$1,000
+10%	$1,000
0%	$1,000
-10%	$1,000
-20%	$1,000
-30%	$1,000
-31%	$690
-40%	$600
-50%	$500
-60%	$400
-70%	$300
-80%	$200
-90%	$100
-100%	$0
[1]All payments are subject to our credit risk

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Stock

For more information about the underlying stock, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not guarantee the return of any principal.

●You will not receive any contingent quarterly coupon for any quarterly period where the determination closing price is less than the downside threshold price.

●The contingent quarterly coupon, if any, is based solely on the determination closing price or the final share price, as applicable.

●Investors will not participate in any appreciation in the price of the underlying stock.

●The automatic early redemption feature may limit the term of your investment to approximately three months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the securities is not equivalent to investing in the common stock of Microsoft Corporation.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is approximately $974.90 per security, or within $45.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Stock

●No affiliation with Microsoft Corporation.

●We may engage in business with or involving Microsoft Corporation without regard to your interests.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

●The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.